As filed with the Securities and Exchange Commission on July 24, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRUE RELIGION APPAREL, INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0352633
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2263 East Vernon Avenue

Vernon, California 90058

 (Address of Principal Executive Offices)

Amended and Restated True Religion Apparel, Inc. 2009 Equity Incentive Plan

(Full title of the plan)

Peter F. Collins

Chief Financial Officer

2263 East Vernon Avenue

Vernon, California 90058

(323) 266-3072

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frank Reddick

Akin Gump Strauss Hauer & Feld LLP

2029 Century Park East, Suite 2400

Los Angeles, California 90067

(310) 229-1000

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock	1,000,000	(2)	$23.83	$23,830,000.00	$1,329.71
Common Stock	601,360	(2)	N/A	N/A	N/A	(3)
Total	1,601,360	(2)			$1,329.71

This registration statement on Form S-8 (this “Registration Statement”) is (i) a new registration statement, and (ii) a Post-Effective Amendment No. 4 to True Religion Apparel, Inc.’s (the “Registrant”) registration statement on Form S-8 (File No. 333-128663), as filed with the Securities and Exchange Commission (the “Commission”) on September 29, 2005, as amended (the “Prior Registration Statement”).  Pursuant to the Prior Registration Statement, shares of the Registrant’s Common Stock were registered for issuance under the True Religion Apparel, Inc. 2005 Stock Incentive Plan (the “Prior Plan”).

(1)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on average of the high and low price of Registrant’s common stock reported on the NASDAQ Global Market on July 23, 2009.

(2)

This Registration Statement registers 1,000,000 shares of Common Stock issuable under the Registrant’s Amended and Restated 2009 Equity Incentive Plan (the “2009 Plan”). In addition, this Registration Statement registers up to 601,360 shares of Common Stock which were previously registered under the Prior Registration Statement for offer or sale under the Prior Plan and which may be offered or sold under the 2009 Plan (the “Carried Forward Shares”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement registers such indeterminate number of additional shares of Registrant’s common stock that become issuable under the 2009 Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction.

(3)

The Carried Forward Shares were previously registered under the Prior Registration Statement. As a result, no filing fee with respect to those shares is required in accordance with Interpretation 89 under Section G of the Securities and Exchange Commission Division of Corporate Finance Manual of Publicly Available Telephone Interpretations (July 1997) (“Interpretation 89”). The Post-Effective Amendment to the Prior Registration Statement is filed here to reallocate the Carried Forward Shares from the Prior Registration Statement and to carry over the registration fees paid for the Carried Forward Shares from the Prior Registration Statement. In accordance with Interpretation 89, the registration fee allocable to the Carried Forward Shares paid in connection with the Prior Registration Statement of $1,058.20 is carried over in this Registration Statement.

EXPLANATORY NOTE

True Religion Apparel, Inc. (the “Registrant”) has filed this Registration Statement to register under the Securities Act of 1933, as amended (the “Securities Act”) the offer and sale of 1,000,000 shares of Common Stock, par value $0.0001 per share, of the Registrant, not previously registered, and up to 601,360 shares of Common Stock, par value $0.0001 per share, of the Registrant, which were previously registered (as further described below), pursuant to the Amended and Restated True Religion Apparel, Inc. 2009 Equity Incentive Plan (the “2009 Plan”).  This Registration Statement is (i) a new registration statement, and (ii) a Post-Effective Amendment No. 4 to the Registrant’ s registration statement on Form S-8 (File No. 333-128663), as filed with the Securities and Exchange Commission (the “Commission”) on September 29, 2005, as amended (the “Prior Registration Statement”).  601,360 shares of the Registrant’s Common Stock registered hereby were previously registered for issuance under the Prior Registration Statement for offer and sale pursuant to the Registrant’s 2005 Stock Incentive Plan (the “Prior Plan”), and which may be offered or sold under the 2009 Plan (the “Carried Forward Shares”).

The Carried Forward Shares consist of shares of Common Stock that were not subject to awards outstanding under the Prior Plan.  Any shares of Common Stock previously registered under the Prior Registration Statement and not utilized as Carried Forward Shares will remain registered under the Prior Registration Statement.  Pursuant to Rule 416(a) under the Securities Act, the number of shares registered under this Registration Statement will automatically be increased to cover any additional shares of the Registrant’s Common Stock that become issuable under the 2009 Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction.

This registration statement also includes a reoffer prospectus prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3.  The reoffer prospectus may be utilized for reoffers and resales on a continuous or a delayed basis in the future of up to 1,601,360 shares of Common Stock that constitute “control securities” that may be issued after the filing of this registration statement.

The reoffer prospectus does not contain all of the information included in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement, as permitted by the rules and regulations of the Commission.  Statements contained in this reoffer prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete.  With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the Securities Act). Such documents are not being filed with the Commission either as part of this registration statement or as part of any prospectuses or prospectus supplements filed pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

CONTROL SECURITIES REOFFER PROSPECTUS

The material which follows constitutes a prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 and General Instruction C to Form S-8, to be used in connection with reoffers and resales of control securities acquired under the Company’s 2009 Equity Incentive Plan.

TRUE RELIGION APPAREL, INC.

REOFFER PROSPECTUS

1,601,360 Shares of Common Stock

This reoffer prospectus relates to 1,601,360 shares of common stock (the “Shares”) of True Religion Apparel, Inc., a Delaware corporation (the “Company”), which may be offered for sale from time to time by stockholders who may acquire Shares under the Amended and Restated 2009 Equity Incentive Plan.  The Company will not receive any proceeds from the sale of shares of common stock pursuant to this reoffer prospectus.

You should carefully read this reoffer prospectus and any accompanying prospectus supplement before you make your investment decision.  The Shares offered hereby may be sold from time to time directly by, or on behalf of, each selling stockholder in one or more transactions on the Nasdaq Global Market or on any stock exchange on which our common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices.  We are paying the expenses incurred in registering the selling stockholders’ Shares, but all selling and other expenses incurred by each of the selling stockholders will be borne by that stockholder.

Each selling stockholder and any broker executing selling orders on behalf of a selling stockholder may be deemed to be an underwriter as defined in the Securities Act of 1933, as amended (the “Securities Act”).  Any commissions paid to broker-dealers and, if broker-dealers purchase any of the Shares as principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions.

Our common stock, par value $0.0001 per share, is listed on the Nasdaq Global Market under the symbol “TRLG.”  The last reported sale price of our common stock on the Nasdaq Global Market on July 23, 2009, was $23.70 per share.

The common stock offered pursuant to this prospectus involves risk.  For more information please see the section of this prospectus titled “Risk Factors,” beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this reoffer prospectus is July 24, 2009.

You should rely only on the information included in or incorporated by reference into this Prospectus or information we have referred to in this Prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  This Prospectus may only be used where it is legal to sell these securities.  This Prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited.  The information in this Prospectus is accurate on the date of this Prospectus and may become obsolete later.  Neither the delivery of this Prospectus, nor any sale made under this Prospectus will, under any circumstances, imply that the information in this Prospectus is correct as of any date after the date of this Prospectus.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus and in documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus.  Because it is a summary, this discussion does not contain all of the information you should consider before investing in our common stock.  You should carefully read the entire prospectus, including “Risk Factors,” and the information incorporated by reference in this prospectus, including our financial statements and related notes thereto, before you decide whether to invest in our common stock.  Unless otherwise indicated in this prospectus or the context otherwise requires, all references in this prospectus to “True Religion,” the “Company,” “us,” “our” or “we” are to True Religion Apparel, Inc. and its consolidated subsidiaries.

TRUE RELIGION APPAREL, INC.

We were first incorporated in Nevada in 2001 under the name Gusana Explorations Inc.  In June of 2003, our Company acquired Guru Denim, Inc. (Guru Denim), a private, California corporation.  Following the acquisition of Guru Denim, we changed our name to True Religion Apparel, Inc. and reincorporated in Delaware in 2005.  We currently design, market, distribute, and sell apparel under the brand name “True Religion Brand Jeans” to fashion-conscious consumers on six continents, including North America, Europe, Asia, Australia, Africa and South America.  We seek to be a trend setting leader in the design, marketing, distribution and sale of fashion jeans and related sportswear apparel.  Our products can be categorized as denim, knit and non-denim, and most come in ‘tops’ and ‘bottoms’.  Knit styles include hoodies, t-shirts and sweats, and non-denim fabrics include corduroy and twill.  Tops range from shirts to jackets, and bottoms encompass pants, shorts and skirts.  We operate in four distinct but integrated segments: U.S. Wholesale, International, Consumer Direct and Other, which includes licensing activity.  Our Consumer Direct segment consists of branded retail stores and e-commerce sales.  The business segments share product design, manufacturing and marketing resources.  During the past six years we have developed a recognizable brand, expanded vertically into the Consumer Direct segment, expanded our product offerings, and initiated a strategy to leverage our brand by entering into product licensing agreements.

We market and distribute our products into the U.S. Wholesale and International segments by attendance at industry trade shows and by entering into sales agency or distribution agreements with independent agents, each of whom is granted rights to market and sell our products in a defined market or territory.  We have agreements with international distributors and sales agents covering more than 50 countries on six continents.

Our products are sold in the United States in leading national premium stores, including Bloomingdale’s, Neiman Marcus, Nordstrom, Saks Fifth Avenue, and in approximately 706 boutique and specialty stores.  Our U.S. sales agent, L’Atelier, presents our collections at their showrooms in Los Angeles and New York.  Through our network of international distributors and sales agents, our products are sold internationally at boutiques and specialty stores in major cities throughout Africa, Asia, Australia, Canada, Europe, Latin America and the Middle East.

We also sell our products through our Consumer Direct division in our own branded retail stores and through our True Religion Brand Jeans website, which is operated for us by a third party.

Our common stock, par value $0.0001 per share, which we refer to in this prospectus as the common stock, trades on the Nasdaq Global Market under the symbol “TRLG.”  Our principal offices are located at 2263 E. Vernon Avenue, Vernon, California 90058.  Our phone number at that address is (323) 266-3072.  Our Internet address is www.truereligionbrandjeans.com.  The information on our website or on any website referring to us is not part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This reoffer prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to expectations, beliefs and strategies regarding the future.  Such forward-looking statements may be included in, but not limited to, press releases, oral statements made with the approval of an authorized executive officer, or various filings made by the Company with the Securities and Exchange Commission.  These forward-looking statements include statements regarding the intent, belief or current expectations of the Company, our directors or officers with respect to, among other things (a) trends affecting our financial condition and (b) our business and growth strategies.  You are cautioned not to put undue reliance on such forward-looking statements.  Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this reoffer prospectus and the documents incorporated by reference herein.  We undertake no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.

RISK FACTORS

Risks Relating to Our Industry

Our business may be negatively impacted by general economic conditions and the current global financial crisis.

Our performance is subject to worldwide economic conditions and their impact on levels of consumer spending that affect not only the ultimate consumer, but also retailers, our largest direct customers.  Consumer spending recently has deteriorated significantly and may remain depressed, or be subject to further deterioration for the foreseeable future.  The worldwide apparel industry is heavily influenced by general economic cycles.  Purchases of high-fashion apparel and accessories tend to decline in periods of recession or uncertainty regarding future economic prospects, as disposable income declines.  Many factors affect the level of consumer spending in the apparel industries, including, among others: prevailing economic conditions, levels of employment, salaries and wage rates, energy costs, interest rates, the availability of consumer credit, taxation and consumer confidence in future economic conditions.  During periods of recession or economic uncertainty, we may not be able to maintain or increase our sales to existing customers, make sales to new customers, open and operate new retail stores, maintain sales levels at our existing stores, maintain or increase our international operations on a profitable basis, or maintain our earnings from operations as a percentage of net sales.  As a result, our operating results may be adversely and materially affected by downward trends in the United States or global economy.  Furthermore, in anticipation of continued increases in net sales, we have significantly expanded our infrastructure and workforce.  Because these expenses are fixed in the short term, our operating results and margins will be adversely impacted if we do not continue to grow as anticipated.

Our continued operations depend on current fashion trends. If our designs and products do not continue to be fashionable, our business could be adversely affected.

Our success depends in large part on our ability to develop, market and deliver innovative and stylish products that are consistent with and build on our brand and image at a pace and intensity competitive with our competition.  The novelty and the design of our True Religion Brand Jeans apparel is critical to our success and competitive position.  The apparel industry is subject to rapidly evolving fashion trends and shifting consumer demands. If we are unable to continue to develop and offer unique products to our customers, our sales and margins will decline and we may be faced with a significant amount of unsold finished goods inventory.  We cannot be certain that high-fashion denim and related apparel will continue to be fashionable.  Should the trend steer away from high-fashion denim and related apparel, our sales could decrease and our business could be adversely affected. In addition, our future designs and plans to expand our product offerings may not be successful, and any unsuccessful designs or product offerings could adversely affect our business.

Our business and the success of our products could be harmed if we are unable to maintain our brand image.

Our success to date has been due in large part to the growth of our brand image.  If we are unable to timely and appropriately respond to changing consumer demand, our brand name and brand image may be impaired.  Even if we react appropriately to changes in consumer preferences, consumers may consider our brand image to be outdated or associate our brand with styles that are no longer popular.  In the past, many apparel companies have experienced periods of rapid growth in sales and earnings followed by periods of declining sales and losses.  Our business may be similarly affected in the future.

We face intense competition, including competition from companies with significantly greater resources than ours, and if we are unable to compete effectively with these companies, our market share may decline and our business could be harmed.

We face intense competition in the apparel industry from other established companies.  A number of our competitors may have significantly greater financial, technological, manufacturing, sales, marketing and distribution resources than we do. Their greater capabilities in these areas may enable them to better withstand periodic downturns in the apparel industry, compete more effectively on the basis of price and production and more quickly develop new products.  In addition, there are low barriers of entry into this industry and new companies may enter the markets in which we compete, further increasing competition in the industry.  Our branded retail stores compete with many other retailers, including department stores, some of whom are our major wholesale customers.  We believe that our ability to compete successfully depends on a number of factors, including the style and quality of our products and the strength of our brand name, as well as many factors beyond our control.  We may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand our development and marketing of new products, which would adversely impact the trading price of our common stock.

Increases in the price of raw materials or their reduced availability could increase our cost of goods and decrease our profitability.

The principal fabrics used in our business are cotton, blends, synthetics and wools.  The prices we pay our suppliers for our products are dependent in part on the market price for raw materials—primarily cotton—used to produce them.  The price and availability of cotton may fluctuate substantially, depending on a variety of factors, including demand, crop yields, weather, supply conditions, transportation costs, work stoppages, government regulation, economic climates and other unpredictable factors. Increases in raw material costs, together with other factors, will make it difficult for us to sustain the wholesale gross margin level we have achieved in recent years and result in a decrease of our profitability unless we are able to pass higher prices on to our wholesale and retail customers. Moreover, any decrease in the availability of cotton could impair our ability to meet our production requirements in a timely manner.

Risks Related to Our Business

We may be unable to sustain our past growth or manage our future growth, which may have a material adverse effect on our future operating results.

We have experienced rapid growth since our inception, and have increased our net sales from $27.7 million in 2004 to $270.0 million in 2008. We anticipate that our future growth rate will depend upon various factors, including the strength of our brand image, the market success of our current and future products, the success or our growth strategies, competitive conditions and our ability to manage our future growth.  Future growth may place a significant strain on our management and operations.  As we continue to grow in our operations, our operational, administrative, financial and legal procedures and controls will need to be expanded.  As a result, we may need to train and manage an increasing number of employees, which could distract our management team from our business. Our future success will depend substantially on the ability of our management team to manage our anticipated growth.  If we are unable to anticipate or manage our growth effectively, our future operating results could be adversely affected.

Our business could be harmed if we fail to maintain proper inventory levels.

We place orders with our manufacturers for some of our products prior to the time we receive all of our customers’ orders.  We do this to minimize purchasing costs, the time necessary to fill customer orders and the risk of non-delivery.  We also maintain an inventory of certain products that we anticipate will be in greater demand.  However, we may be unable to sell the products we have ordered in advance from manufacturers or that we have in our inventory.  Inventory levels in excess of customer demand may result in inventory write-downs, and the sale of excess inventory at discounted prices could significantly impair our brand image and have a material adverse effect on our operating results and financial condition.  Conversely, if we underestimate consumer demand for our products or if our manufacturers fail to supply the quality products that we require at the time we need them, we may experience inventory shortages.  Inventory shortages might delay shipments to customers, negatively impact retailer and distributor relationships, and diminish brand loyalty.

Increasing the number of branded company-operated stores will require us to develop new capabilities and increase our expenditures.

Our growth strategy is dependent in part on our ability to open and operate new stores and the availability of suitable store locations on acceptable terms.  Although we operated 42 branded retail stores as of December 31, 2008, we historically have been primarily a wholesaler.  We plan to open approximately 25 company-operated branded retail and outlet stores in 2009.  The success of this strategy is dependent upon, among other factors, the identification of suitable markets and sites for store locations, the negotiation of acceptable lease terms, the hiring, training and retention of competent sales personnel, and making capital expenditures for these stores.  We must also offer a broad product assortment, appropriately manage retail inventory levels, install and operate effective retail systems, execute effective pricing strategies and integrate our stores into our overall business mix.  An increase in the number of branded company-operated stores will place increased demands on our operational, managerial and administrative resources and require us to further develop our retailing skills and capabilities.  These increased demands could cause us to operate our business less effectively, which in turn could cause deterioration in the financial performance of our existing stores.  The commitments associated with our expansion will increase our operating expenses and may be costly to terminate, and these investments may be difficult to recapture if we decide to close a store or change our strategy.

We must successfully maintain and/or upgrade our information technology systems.

We rely on various information technology systems to manage our operations, which subjects us to inherent costs and risks associated with maintaining, upgrading, replacing and changing these systems, including impairment of our ability to fulfill customer orders, potential disruption of our internal control structure, substantial capital expenditures, demands on management time and other risks of delays or difficulties in upgrading, transitioning to new systems or of integrating new systems into our current systems.

We are in the process of replacing our current wholesale merchandise and financial management information systems with a system that is intended to improve integration, efficiency and operations of our expanding business model.  We are aware of inherent risks associated with replacing these systems, including accurately capturing data and system disruptions, and believe we are taking appropriate action to mitigate the risks through testing, training and staging implementation as well as ensuring appropriate commercial contracts with third-party vendors supplying replacement technologies are in place.  We cannot assure you that we will be able to successfully implement this new system, as planned or that they will occur without disruptions to operations. Information technology system disruptions, if not anticipated and appropriately mitigated, could have a material adverse effect on our operations.

We rely on contract manufacturing of our products. Our inability to secure production sources meeting our quality, cost, working conditions and other requirements, or failures by our contractors to perform, could harm our sales, service levels and reputation.

We source our products from independent manufacturers who purchase fabric and other raw materials.  As a result, we must locate and secure production capacity.  We depend on independent manufacturers to maintain adequate financial resources, secure a sufficient supply of raw materials, and maintain sufficient development and manufacturing capacity in an environment characterized by continuing cost pressure and demands for product innovation and speed-to-market.  In addition, we do not have material long-term contracts with any of our independent manufacturers, and these manufacturers generally may unilaterally terminate their relationship with us at any time.

Our dependence on contract manufacturing could subject us to difficulty in obtaining timely delivery of products of acceptable quality.  A manufacturer’s failure to ship products to us in a timely manner or to meet our quality standards could cause us to miss the delivery date requirements of our wholesale customers.  In addition, any interference with our ability to receive shipments from those manufacturers, such as conditions at ports or issues that otherwise affect transportation and warehousing providers, could cause delayed delivery of product.  Additionally, if we experience a significant increase in demand, or if we need to replace any of the manufacturers that we currently use, we may have to expand our third party manufacturing capacity.  We cannot assure you that this capacity will be available to us, or available on terms that are acceptable to us.  Failing to make timely deliveries may cause our customers to cancel orders, refuse to accept deliveries, impose non-compliance charges through invoice deductions or other charge-backs, demand reduced prices or reduce future orders, any of which could harm our sales and margins.

Our success depends on the continued protection of our trademark and other proprietary intellectual property rights.

Our trademark and other intellectual property rights are important to our success and competitive position, and the loss of or inability to enforce trademark and other proprietary intellectual property rights could harm our business.  We devote substantial resources to the establishment and protection of our trademark and other proprietary intellectual property rights on a worldwide basis.  Despite any precautions we may take to protect our intellectual property, policing unauthorized use of our intellectual property is difficult, expensive and time consuming, and we may be unable to adequately protect our intellectual property or determine the extent of any unauthorized use, particularly in those foreign countries where the laws do not protect proprietary rights as fully as in the United States.  Our efforts to establish and protect our trademark and other proprietary intellectual property rights may not be adequate to prevent imitation or counterfeiting of our products by others or to prevent others from seeking to block sales of our products for violating their trademarks and proprietary rights.  Unauthorized copying of our products or unauthorized use of our trademarks or other proprietary rights may not only erode sales of our products but may also cause significant damage to our brand names and our ability to effectively represent ourselves to our customers.  Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of True Religion, that our proprietary rights would be upheld if challenged or that we would, in that event, not be prevented from using our trademarks, any of which could have a material adverse effect on our financial condition and results of operations.  Further, we could incur substantial costs in legal actions relating to our use of intellectual property or the use of our intellectual property by others.  Even if we are successful in these actions, the costs we incur could have a material adverse effect on us.

Our business could suffer from the financial instability of our customers.

In the United States, we sell our products to certain retail companies on open account with 30 to 60 day payment terms.  We prefer a standby letter of credit or wire transfer before shipment to our foreign distributors, but these arrangements are not always possible.  Customer financial difficulties could result in losses to us.

A significant disruption at our distribution center could have a material adverse impact on our business and operating results.

We primarily rely on a single distribution center located at our corporate offices in Vernon, California to receive, store and distribute merchandise to all of our stores and wholesale customers.  Any significant interruption in the operation of our Vernon distribution center due to natural disasters, accidents, system failures or other unforeseen causes could have a material adverse effect on our business and operating results.

Our ability to conduct business in international markets may be affected by legal, regulatory, political and economic risks.

We expect our international operations to increase, and consequently we may face the possibility of lower profits or future losses from a number of risks inherent in doing business in international markets and from a number of factors which are beyond our control.  These factors include, among other things:

• political instability or acts of terrorism, which disrupt trade with the countries in which our contractors, suppliers or customers are located;

•difficulties in managing our foreign operations;

•adoption of additional or revised quotas, restrictions or regulations relating to imports or exports;

•additional or increased customs duties, tariffs, taxes and other charges on imports;

•increased difficulty in protecting our intellectual property rights in foreign jurisdictions;

•social, legal or economic instability in the foreign markets in which we do business, which could influence our ability to sell our products in these international markets; and

•restrictions on the transfer of funds between the United States and foreign jurisdictions.

Foreign currency fluctuations could adversely impact our financial condition and results of operations.

We generally purchase our products in U.S. dollars.  However, we may source more of our products overseas.  As a result, the cost of these products may be affected by changes in the value of the applicable currencies.  Changes in currency exchange rates may also affect the U.S. dollar value of the foreign currency denominated prices at which our international business will sell products.  Furthermore, our international sales and some of our licensing revenue are generally derived from sales in foreign currencies.  This revenue, when translated into U.S. dollars for consolidated reporting purposes, could be materially affected by the strengthening of the U.S. dollar, negatively impacting our results of operations and our ability to generate revenue growth.

The loss of our Chief Executive Officer or other key management personnel would have an adverse impact on our future development and could impair our ability to succeed.

Our performance is substantially dependent upon the expertise of our Chief Executive Officer, Jeffrey Lubell, and other key management personnel.  Mr. Lubell spends all of his working time on our Company’s business.  It may be difficult to find qualified individuals to replace Mr. Lubell or other key management personnel if we were to lose any one or more of them.  The loss of Mr. Lubell or any of our key management personnel could have a material adverse effect on our business, development, financial condition, and operating results.  We do not maintain “key man” insurance with respect to Mr. Lubell or any of our other key management personnel, and any of them may leave us at any time, which could severely disrupt our business and future operating results.

Our licensees may not comply with our product quality, manufacturing standards, marketing and other requirements.

We license our trademarks to third parties for manufacturing, marketing and distribution of various products.  While we enter into agreements with our licensees covering product design, product quality, sourcing, manufacturing, marketing and other requirements, our licensees may not comply fully with those agreements.  Non-compliance could include marketing products under our brand names that do not meet our quality and other requirements or engaging in manufacturing practices that do not meet our standards.  These activities could harm our brand equity, our reputation and our business.

Violation of labor laws and practices by our licensees or suppliers could harm our business.

We require our suppliers and licensing partners to operate in compliance with applicable laws and regulations. While our code of conduct promotes ethical business practices, we do not control our suppliers or licensees or their labor practices.  The violation of labor or other laws by any of our suppliers or licensees, or divergence of a supplier’s or licensee’s labor practices from those generally accepted as ethical in the United States, could interrupt or otherwise disrupt the shipment of our products, harm the value of our trademarks, damage our reputation or expose us to potential liability for their wrongdoings.

Our quarterly sales and operating results fluctuate as a result of a variety of factors, including seasonal fluctuations in demand for premium denim and related apparel, and accessories, delivery date delays, timing of new store openings, recognition of stock-based compensation and potential fluctuations in our annualized tax rate, which may result in volatility of our stock price.

Our quarterly sales and operating results have varied significantly in the past and can be expected to fluctuate in the future due to a number of factors, many of which are beyond our control.  For example, sales of our products have historically been somewhat seasonal in nature with the largest sales generally occurring in the second half of the year.  Delays in scheduling or pickup of products by our wholesale customers could negatively impact our net sales and results of operations for any given quarter.  The timing of new store openings and the amount of sales contributed by new stores could also impact our net sales and results of operations for any given quarter.  We have granted restricted stock awards with a portion that immediately vested or vested in the near future in the first quarter of 2006, 2007, 2008 and 2009 and the fourth quarter of 2006.  The compensation expense for the awards that vest immediately caused an increase in our selling, general and administrative expenses and reduced our net income and earnings per share in our quarterly income statements.  Also, our annualized tax rate is based on projections of our operating results for the year, which we review and revise as necessary at the end of each quarter.  Any quarterly fluctuations in our annualized tax rate that may occur could have a material impact on our quarterly operating results.  As a result of these specific and other general factors, our operating results will likely vary from quarter to quarter and the results for any particular quarter may not be necessarily indicative of results for the full year.  Any shortfall in sales or net income from levels expected by securities analysts and investors could cause a decrease in the trading price of our common stock.

USE OF PROCEEDS

All proceeds from the sale of the common stock offered hereby will be for the accounts of the selling stockholders.  We will not receive any of the proceeds from the sale from time to time of the common stock offered hereby.  All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by any selling stockholder will be borne by such selling stockholder.

SELLING STOCKHOLDERS

The selling stockholders may, in the future, acquire the common stock pursuant to grants of restricted shares, options, stock appreciation rights or stock units under the Company’s Amended and Restated 2009 Equity Incentive Plan.

PLAN OF DISTRIBUTION

It is anticipated that the shares will be sold from time-to-time by the selling stockholders or by their pledges, donees, transferees or other successors in interest.  Such sales may be made over-the-counter on the Nasdaq Global Market or any other available markets or exchanges at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

The shares may be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer for its account pursuant to this prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases; (iv) market transactions in accordance with the Nasdaq Global Market or any other available markets or exchanges; (v) privately negotiated transactions; (vi) broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; or (vii) any other method permitted pursuant to applicable law.  The selling stockholder may also sell shares directly to purchasers. Any broker or dealer may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares or both. Such compensation as to a particular broker or dealer may be in excess of customary commissions.

In connection with their sales, a selling stockholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

We are bearing all costs relating to the registration of the shares of common stock.  Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholder or other party selling such shares. In order to comply with certain states’ securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers.  Sales of the shares must also be made by the selling stockholders in compliance with all other applicable state securities laws and regulations.

In addition to any shares sold hereunder, selling stockholders may sell shares of common stock in compliance with Rule 144. There is no assurance that the selling stockholders will sell all or a portion of the common stock offered hereby.

The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act.

We will notify the selling stockholders of the need to deliver a copy of this prospectus in connection with any sale of the shares.

DILUTION

Because any selling stockholder who offers and sells shares covered by this reoffer prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, we have not included in this prospectus information about the dilution (if any) to the public arising from these sales.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, our outside counsel.

EXPERTS

The financial statements and the related financial statement schedule for the years subsequent to December 31, 2006, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of True Religion Apparel, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.  The financial statements as of December 31, 2006, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Stonefield Josephson, Inc., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.  Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission this Registration Statement on Form S-8, including exhibits, under the Securities Act relating to the shares of common stock offered by this prospectus. You should read both this prospectus and, if applicable, any prospectus supplement, together with the information incorporated by reference in this prospectus.

This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information found in the Registration Statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the common stock offered by this prospectus, reference is made to the Registration Statement and the exhibits filed with the Registration Statement. Statements contained in this prospectus that summarize any contract, agreements or other documents are not necessarily complete and, in each case, you should refer to the copy of the contract, agreement, or other document filed as an exhibit to the Registration Statement or incorporated by reference as part of the Registration Statement.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The SEC maintains a website that contains annual, quarterly and current reports, proxy statements and other information regarding registrants, including us, that file reports with the SEC electronically.  The SEC’s website address is www.sec.gov.  You may also read and copy any materials we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room.  The material may also be accessed electronically through our website at www.truereligionbrandjeans.com.  Our website is not incorporated into or otherwise a part of this prospectus.

INCORPORATION BY REFERENCE OF CERTAIN INFORMATION

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and may supersede the information in this prospectus and information previously filed with the Securities and Exchange Commission. All filings filed by us pursuant to the Securities Exchange Act of 1934 after the date of the initial Registration Statement and prior to the effectiveness of the Registration Statement shall be deemed to be incorporated by reference into this prospectus. We also incorporate by reference the documents listed below and all documents subsequently filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities that may be offered by this prospectus are sold:

•                                          Our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 11, 2009.

•                                          Our quarterly report on Form 10-Q for the three-month period ended March 31, 2009, as filed with the SEC on May 8, 2009.

•                                          Our current reports on Form 8-K, as filed with the SEC on February 9, 2009; February 25, 2009; March 3, 2009; March 11, 2009; May 5, 2009; May 19, 2009; May 21, 2009; and June 5, 2009.

•                                          The description of our common stock, par value $0.0001 per share, contained in the Registration Statement on Form 8-A/A filed with the SEC on August 22, 2005, including any amendments or reports filed for the purpose of updating such description.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide without charge to any participant, upon written or oral request, (1) a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, and (2) a copy of any other documents required to be delivered to participants under the 2009 Plan pursuant to Rule 428(b) under the Securities Act, including our annual report to stockholders, proxy statement, and other communications distributed to our stockholders generally.  You may request a copy of these filings and documents, at no cost, by writing or telephoning us at:

True Religion Apparel, Inc.

2263 E. Vernon Avenue

Vernon, California 90058

Attn: Chief Financial Officer

All oral requests are to be directed to the Chief Financial Officer at (323) 266-3072.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplements.  We have not authorized anyone to give you different information.  You should not assume that the information incorporated by reference or provided in this prospectus or any supplements is accurate as of any date other than the date on the front of this document.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents previously filed by True Religion Apparel, Inc. (the “Company,” “us” or “we”) with the Commission are incorporated herein by reference:

(a)                                  Annual Report on Form 10-K for the year ended December 31, 2008 (filed March 11, 2009).

(b)                                 Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 (filed May 8, 2009).

(c)                                  Current Reports on Form 8-K filed February 9, 2009, February 25, 2009, March 3, 2009, March 11, 2009, May 5, 2009, May 19, 2009, May 21, 2009; and June 5, 2009.

(d)                                 Description of the Company’s common stock, par value $0.0001 per share (“Common Stock”), set forth under the heading “Description of Securities” in the Registration Statement on Form SB-2 filed with the Commission on May 4, 2005, as thereafter amended and supplemented, including amendments or supplements thereto set forth in any form of prospectus filed pursuant to Rule 424(b) under the Securities Act, which prospectus are deemed to be incorporated by reference into this registration statement.

Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 are not incorporated herein by reference.

All documents subsequently filed by the Company (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or 7.01) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this registration statement and are part of this registration statement from the date of the filing of those documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes this statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.        Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she acted in any of the capacities set forth in the paragraph above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court will deem proper.

Section 145 further provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 will not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, both as to action in his or her official capacity and as to action in another capacity while holding such office; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or the unlawful purchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

Our certificate of incorporation and bylaws (i) eliminate the personal liability of our directors and (ii) provide for the indemnification of our directors and officers to the fullest extent permitted by the DGCL.

In addition, we have purchased insurance pursuant to which our directors and officers are insured against liability which they may incur in their capacity as such.

Item 7.        Exemption From Registration Claimed.

Not applicable.

Item 8.        Exhibits.

4.1                                 Certificate of Incorporation (incorporated by reference from our Form 8-K Current Report, filed August 22, 2005).

4.2                                Amended and Restated Bylaws (incorporated by reference from our Form 8-K Current Report, filed December 12, 2008).

4.3                                 Amended and Restated True Religion Apparel, Inc. 2009 Equity Incentive Plan.*

4.4                                Form of Restricted Stock Award for Amended and Restated True Religion Apparel, Inc. 2009 Equity Incentive Plan.*

4.5                                Form of Performance Award (Restricted Stock) for Amended and Restated True Religion Apparel, Inc. 2009 Equity Incentive Plan*

5.1                                 Opinion of Akin Gump Strauss Hauer & Feld LLP.*

23.1                           Consent of Deloitte & Touche LLP.*

23.2                           Consent of Stonefield Josephson, Inc.*

23.3                           Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).*

24.1                           Power of Attorney (included as part of the signature page of this registration statement).*

* Filed herewith

Item 9.        Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering; and

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon, State of California, on this 24th day of July 2009.

TRUE RELIGION APPAREL, INC.

By:	/s/ Peter F. Collins
Name:	Peter F. Collins
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey Lubell, Michael F. Buckley, Peter F. Collins, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file a new registration statement under Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Position	Date
/s/ Jeffrey Lubell	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 24, 2009
Jeffrey Lubell

/s/ Peter F. Collins	Chief Financial Officer (Principal Financial and Accounting Officer)	July 24, 2009
Peter F. Collins

/s/ Marcello Bottoli	Director	July 24, 2009
Marcello Bottoli

/s/ Joseph H. Coulombe	Director	July 24, 2009
Joseph H. Coulombe

/s/ G. Louis Graziadio III	Director	July 24, 2009
G. Louis Graziadio III

/s/ Robert L. Harris, II	Director	July 24, 2009
Robert L. Harris, II

/s/ Mark S. Maron	Director	July 24, 2009
Mark S. Maron

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Certificate of Incorporation (incorporated by reference from our Form 8-K Current Report, filed August 22, 2005).

4.2	Amended and Restated Bylaws (incorporated by reference from our Form 8-K Current Report, filed December 12, 2008).

4.3	Amended and Restated True Religion Apparel, Inc. 2009 Equity Incentive Plan.*

4.4	Form of Restricted Stock Award for Amended and Restated True Religion Apparel, Inc. 2009 Equity Incentive Plan.*

4.5	Form of Performance Award (Restricted Stock) for Amended and Restated True Religion Apparel, Inc. 2009 Equity Incentive Plan*

5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Stonefield Josephson, Inc.*

23.3	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included as part of the signature page of this registration statement).*

* Filed herewith